Exhibit 4.2

FIRST AMENDMENT TO RIGHTS AGREEMENT

This First Amendment (the “Amendment”), dated as of February 2, 2007, between Longview Fibre Company, a Washington corporation (the “Company”), and Wells Fargo Bank, N.A. (“Wells Fargo”), as rights agent (the “Right Agent”), to the Rights Agreement, dated as of March 1, 1999 (the “Rights Agreement”), between the Company and ChaseMellon Shareholder Services, L.L.C., a New Jersey limited liability company.

W I T N E S S E T H

WHEREAS, the Company previously entered into the Rights Agreement with ChaseMellon Shareholder Services, L.L.C.; and

WHEREAS, pursuant to an Appointment of Successor Rights Agent, dated as of December 15, 2000, by and among Mellon Investor Services LLC (f/k/a ChaseMellon Shareholder Services, L.L.C.), LaSalle Bank National Association (“LaSalle”) and the Company, LaSalle was appointed to act as successor rights agent under the Rights Agreement; and

WHEREAS, pursuant to an Appointment of Successor Rights Agent, dated as of June 20, 2005, by and among LaSalle, Wells Fargo and the Company, Wells Fargo was appointed to act as successor rights agent under the Rights Agreement; and

WHEREAS, it is proposed that the Company enter into an Agreement and Plan of Merger, dated as of February 2, 2007 (the “Merger Agreement”), by and among the Company, Brookfield Asset Management Inc, an Ontario corporation (“Parent”), and Horizon Acquisition Co., a Washington corporation and wholly-owned subsidiary of Parent (“Sub”), pursuant to which, among other things, Sub shall merge with and into the Company; and

WHEREAS, the board of directors of the Company (the “Board”) has approved the Merger Agreement; and

WHEREAS, pursuant to Section 28 of the Rights Agreement, from time to time prior to the Distribution Date and subject to the penultimate sentence of Section 28 of the Rights Agreement, the Company and the Rights Agent shall, if the Company so directs, supplement or amend any provision of the Rights Agreement without the approval of any holders of certificates representing shares of Common Stock; and

WHEREAS, no Distribution Date has yet occurred and there is not any Acquiring Persons and, in accordance with Section 28 of the Rights Agreement, an appropriate officer of the Company has delivered a certificate in compliance with Section 28 of the Rights Agreement; and

WHEREAS, the Board has determined that an amendment to the Rights Agreement as set forth herein is necessary and desirable in connection with the foregoing, and the Company and Wells Fargo desire to evidence such amendment in writing.

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:

Section 1.	Amendment of Rights Agreement.

(a)       Section 1 of the Rights Agreement is hereby amended to add thereto the following paragraph (oo) that provides as follows:

“(oo)     “Merger Agreement” shall have the meaning set forth in Section 1(f) hereof.”

(b)       Paragraph (f) of Section 1 of the Rights Agreement shall be amended by adding the following sentence to the end of the paragraph:

Notwithstanding the foregoing, for purposes of this Agreement, neither Brookfield Asset Management Inc., an Ontario corporation, nor any of its Affiliates or Associates shall be deemed the “Beneficial Owner” of, or shall be deemed to “beneficially own,” any of the shares of Common Stock solely as a result of the execution of that certain Agreement and Plan of Merger, dated as of February 2, 2007 (the “Merger Agreement”), by and among the Company, Brookfield Asset Management Inc, an Ontario corporation, and Horizon Acquisition Co., a Washington corporation and wholly-owned subsidiary of Parent, (as may be further amended from time to time) or the consummation of the transactions contemplated thereby in accordance with the terms thereof.

(c)       Section 7(a) shall be amended in its entirety to read as follows:

Subject to Section 7(e) hereof, the registered holder of any Rights Certificate may exercise the Rights evidenced thereby (except as otherwise provided herein including, without limitation, the restrictions on exercisability set forth in Section 9(c), Section 11(a)(iii) and Section 23(a) hereof) in whole or in part at any time after the Distribution Date upon surrender of the Rights Certificate, with the form of election to purchase and the certificate on the reverse side thereof duly executed, to the Rights Agent at the office or offices of the Rights Agent designated for such purpose, together with payment of the Purchase Price for each one-tenth of one share of Common Stock (or other securities, cash or other assets, as the case may be) as to which such surrendered Rights are then exercisable, at or prior to the earliest of (i) the Final Expiration Date, or (ii) the time at which such Rights are redeemed as provided in Section 23 hereof (the “Redemption Date”), or (iii) the time at which such Rights are exchanged as provided in Section 24 hereof, or (iv) immediately prior to the Effective Time (as defined in the Merger Agreement) (the earliest of (i), (ii), (iii) and (iv) being herein referred to as the “Expiration Date”); provided, however, that if the number of Rights exercised would entitle the holder thereof to receive any fraction of a Common Share greater than one-tenth of one share, the holder thereof shall not be entitled to exercise such Rights unless such holder concurrently purchases from the Company (and in such event the Company shall sell to such holder), at a price in proportion to the Purchase Price, an additional fraction of a Common Share which, when added to the number of Common Shares to be received upon such exercise, will equal an integral number of Common Shares.

Section 2.       Termination of Merger Agreement. If for any reason the Merger Agreement is terminated, then this Amendment shall be of no further force and effect and the Rights Agreement shall remain exactly the same as it existed immediately prior to the effectiveness of this Amendment.

Section 3.       Effectiveness. This Amendment shall be deemed effective as of, and immediately prior to, the execution and delivery of the Merger Agreement. The parties hereto hereby acknowledge and agree that, except as specifically supplemented and amended, changed or modified in Section 1 above, the Rights Agreement shall be unaffected by this Amendment and remain in full force and effect in accordance with its terms.

Section 4.       Severability. If any provision of this Amendment, or application of such provision to any person or circumstances, shall be held by a court of competent jurisdiction or other authority to be invalid, illegal or unenforceable, the remainder of the provisions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

Section 5.       Execution in Counterparts. This Amendment may be executed in any number of counterparts, and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute one and the same instrument.

Section 6.       Defined Terms. Except as otherwise expressly provided herein, or unless the context otherwise requires, all capitalized terms used but not defined herein shall have the respective meanings ascribed to them in the Rights Agreement.

Section 7.       Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of Washington and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts made and to be performed entirely within such State.

Section 8.       Waiver of Notice. The Company and the Rights Agent hereby waive any notice requirements under the Rights Agreement pertaining to the matters covered in this Amendment, including the Merger Agreement and the transactions contemplated thereby.

Section 9.       Description Heading. Descriptive headings of the several sections of this Amendment are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions of this Amendment.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and effective as of the day and year first above written.

LONGVIEW FIBRE COMPANY

/s/ Steven J. Buhaly                              2/2/07

Name:	Steven J. Buhaly
Title:	Chief Financial Officer,
Senior Vice President-Finance,
Secretary and Treasurer

WELLS FARGO BANK, N.A.

/s/ Suzanne M. Swits

Name:	Suzanne M. Swits
Title:	Vice President